                                  SCHEDULE 14A
                                 (RULE 14A-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                  [ ] Confidential, for Use of the Commission Only
                                                              (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              M & F WORLDWIDE CORP.
-------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


-------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

 [X]       No fee required.
 [ ]       Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
 (1)       Title of each class of securities to which transaction applies:
    ----------------------------------------------------------------------------
 (2)       Aggregate number of securities to which transaction applies:

    ----------------------------------------------------------------------------
 (3)       Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11
           (Set forth the amount on which the filing fee is calculated and state how it was determined):
    ----------------------------------------------------------------------------
 (4)       Proposed maximum aggregate value of transaction:

    ----------------------------------------------------------------------------
 (5)       Total fee paid:

    ----------------------------------------------------------------------------
 [ ]       Fee paid previously with preliminary materials.

    ----------------------------------------------------------------------------
 [ ]       Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the Form or Schedule and the date of its filing.
    ----------------------------------------------------------------------------
 (1)       Amount Previously Paid:

    ----------------------------------------------------------------------------
 (2)       Form, Schedule or Registration Statement No.:

    ----------------------------------------------------------------------------
 (3)       Filing Party:

    ----------------------------------------------------------------------------
 (4)       Date Filed:

    ----------------------------------------------------------------------------

                              M & F WORLDWIDE CORP.
                               35 EAST 62ND STREET
                            NEW YORK, NEW YORK 10021
                                TEL: 212-572-8600







                                                     March 31, 2000



To Our Stockholders:

         You are cordially invited to attend the 2000 Annual Meeting of Stockholders of M&F Worldwide Corp. to be held at the Hotel Plaza Athenee, 37 East 64th Street, New York, New York on Thursday, May 18, 2000, at 1:30 p.m. local time.

         The business of the meeting will be to elect directors, ratify the selection of independent auditors for 2000 and approve adoption of the 2000 Stock Option Plan. Information on each of these matters can be found in the accompanying Proxy Statement.

         While stockholders may exercise their right to vote their shares in person, we recognize that many stockholders may not be able to attend the Annual Meeting. Accordingly, we have enclosed a proxy which will enable you to vote your shares on the issues to be considered at the Annual Meeting even if you are unable to attend. If you desire to vote in accordance with management's recommendations, you need only sign, date and return the proxy in the enclosed postage-paid envelope to record your vote. Otherwise, please mark the proxy to indicate your vote; date and sign the proxy; and return it in the enclosed postage-paid envelope as soon as conveniently possible.


                                         Sincerely,



                                         James R. Maher
                                         Chairman of the Board, President
                                           and Chief Executive Officer

                               M&F WORLDWIDE CORP.
                               35 EAST 62ND STREET
                            NEW YORK, NEW YORK 10021
                                TEL: 212-572-8600



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of
M&F Worldwide Corp.:

         Notice is hereby given that the 2000 Annual Meeting of Stockholders of M&F Worldwide Corp., a Delaware corporation (the "Company"), will be held on the 18th day of May 2000 at 1:30 p.m., local time, at the Hotel Plaza Athenee, 37 East 64th Street, New York, New York for the following purposes:

         1. To elect four nominees for the Board of Directors of the Company to serve until the annual meeting in 2003 and until such directors' successors are duly elected and shall have qualified.

         2. To ratify the selection of Ernst & Young LLP as the Company's independent auditors for 2000.

         3.       To approve adoption of the Company's 2000 Stock Option Plan.

         4. To transact such other business as may properly come before the Annual Meeting or at any adjournments or postponements thereof.

         A Proxy Statement describing the matters to be considered at the Annual Meeting is attached to this notice. Only stockholders of record at the close of business on March 24, 2000 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments thereof. A list of stockholders entitled to vote at the Annual Meeting will be located at the offices of the Company at 38 East 63rd Street, New York, New York 10021, at least ten days prior to the Annual Meeting and will also be available for inspection at the Annual Meeting.

         To ensure that your vote will be counted, please complete, date and sign the enclosed proxy card and return it promptly in the enclosed prepaid envelope, whether or not you plan to attend the Annual Meeting. Since proxies may be revoked at any time, any stockholder attending the Annual Meeting may vote in person even if that stockholder has returned a proxy.

                                     By Order of the Board of Directors


                                     M&F WORLDWIDE CORP.

March 31, 2000


                 PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING
                  PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.
                   THIS WILL ENSURE THAT YOUR SHARES ARE VOTED
                         IN ACCORDANCE WITH YOUR WISHES.

                               M&F WORLDWIDE CORP.

                      ------------------------------------


                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 18, 2000

                      ------------------------------------



         This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors (the "Board of Directors") of M&F Worldwide Corp., a Delaware corporation (the "Company"), of proxies to be voted at the 2000 Annual Meeting of Stockholders to be held on the 18th day of May 2000 at 1:30 p.m., local time, at the Hotel Plaza Athenee, 37 East 64th Street, New York, New York and at any adjournments or postponements thereof (the "Annual Meeting"). This Proxy Statement and the enclosed proxy are first being sent to stockholders on or about March 31, 2000.

         At the Annual Meeting, the Company's stockholders will be asked (1) to elect the following persons as directors of the Company until the Company's annual meeting in 2003 and until such directors' successors are duly elected and shall have qualified: Howard Gittis, J. Eric Hanson, James R. Maher and Paul M. Meister; (2) to ratify the selection of Ernst & Young LLP as the Company's independent auditors for 2000; (3) to approve adoption of the Company's 2000 Stock Option Plan; and (4) to transact such other business as may properly come before the Annual Meeting or at any adjournments or postponements thereof.

         The principal executive offices of the Company are located at 35 East 62nd Street, New York, New York 10021 and the telephone number is 212-572-8600.

SOLICITATION AND VOTING OF PROXIES; REVOCATION

         All proxies duly executed and received by the Company will be voted on all matters presented at the Annual Meeting in accordance with the instructions given therein by the person executing such proxy or, in the absence of such instructions, will be voted FOR the election to the Board of Directors of the four nominees for director identified in this Proxy Statement, FOR the ratification of Ernst & Young LLP as the Company's auditors, and FOR approval of the adoption of the Company's 2000 Stock Option Plan. The submission of a signed proxy will not affect a stockholder's right to attend, or vote in person at, the Annual Meeting. Any stockholder may revoke his or her proxy at any time before it is voted by written notice to such effect received by the Company at 35 East 62nd Street, New York, New York 10021, Attention: Secretary, by delivery of a subsequently dated proxy or by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy).

         The accompanying form of proxy is being solicited on behalf of the Board of Directors. The solicitation of proxies may be made by mail and may also be made by personal interview, telephone and facsimile transmission, and by directors, officers and regular employees of the Company without special compensation therefor. The Company will bear the costs incurred in connection with the solicitation of proxies and expects to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners.

RECORD DATE; OUTSTANDING SHARES; VOTING AT THE ANNUAL MEETING

         Only holders of record of the Company's common stock, par value $0.01 (the "Common Stock"), at the close of business on March 24, 2000 (the "Record Date") were entitled to notice of and to vote at the Annual Meeting. On that date, there were issued and outstanding 20,663,171 shares of Common Stock, each of which is entitled to one vote. The presence, in person or by properly executed proxy, of the holders of a majority of the shares of Common Stock outstanding and entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Any stockholder present (including broker non-votes) at the Annual Meeting but who abstains from voting shall be counted for purposes of determining whether a quorum exists.

         The affirmative vote of a plurality of the votes cast is required to elect the nominees for the Board of Directors of the Company. The affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy is required to ratify the selection of Ernst & Young LLP and approve adoption of the 2000 Stock Option Plan.

         Mafco Consolidated Group Inc. ("Mafco Consolidated"), which beneficially owns 6,648,800 shares or approximately 32.2% of the outstanding Common Stock as of the Record Date, has informed the Company of its intention to vote its shares of Common Stock FOR each of the matters to be acted on at the Annual Meeting (collectively, the "Proposals"). Mafco Consolidated is wholly owned by Mafco Holdings Inc. ("Mafco Holdings"), the sole stockholder of which is Ronald O. Perelman, Chairman of the Executive Committee of the Board of Directors of the Company. Based on the foregoing, the affirmative vote of the holders of 3,682,786 additional shares of Common Stock (representing approximately 17.8% of the shares of Common Stock currently outstanding) would be required (assuming all shares of Common Stock are voting at the meeting) to constitute a quorum, elect the director nominees, approve the selection of auditors and approve adoption of the 2000 Stock Option Plan.


                       PROPOSAL 1 - ELECTION OF DIRECTORS

         The Board of Directors consists of Ronald O. Perelman, Jaymie A. Durnan, Theo W. Folz, Howard Gittis, J. Eric Hanson, Ed Gregory Hookstratten, Lance Liebman, James R. Maher, Paul M. Meister, Bruce Slovin and Stephen G. Taub. The Company's Restated Certificate of Incorporation and By-Laws provide that the Board of Directors shall be divided as evenly as possible into three classes.

         The Board of Directors has nominated Messrs. Gittis, Hanson, Maher and Meister for election as directors at the Annual Meeting to serve until the annual meeting in 2003. Messrs. Gittis, Hanson, Maher and Meister are currently members of the Board of Directors whose terms expire at the Annual Meeting and, except as herein stated, the proxies solicited hereby will be voted FOR their election. The Board of Directors has been informed that Messrs. Gittis, Hanson, Maher and Meister are willing to serve as directors, but if any of them should decline or be unable to act as a director, the individuals named in the proxies will vote for the election of such other person or persons as they, in their discretion, may choose. The Board of Directors has no reason to believe that any such nominees will be unable or unwilling to serve.

         Directors of the Company will be elected by a plurality vote of the outstanding shares of Common Stock present in person or represented by proxy at the Annual Meeting. Under applicable Delaware law, in tabulating the votes, abstentions from voting on the election of directors (including broker non-votes) will be disregarded and have no effect on the outcome of the vote.

         THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES LISTED HEREIN FOR DIRECTOR.

DIRECTORS AND DIRECTOR NOMINEES

         The name, age (as of March 31, 2000), principal occupation, selected biographical information and period of service as a director of the Company of each director and director nominee are set forth hereafter.

         RONALD O. PERELMAN (57) has been a director and Chairman of the Executive Committee of the Board of Directors since 1995 and was Chairman of the Board of the Company from 1995 to 1997. Mr. Perelman has been Chairman of the Board and Chief Executive Officer of Mafco Holdings and MacAndrews & Forbes Holdings Inc. (together with Mafco Holdings, "MacAndrews & Forbes"), diversified holding companies, and various affiliates since 1980. Mr. Perelman also is Chairman of the Board of Panavision Inc. ("Panavision"), Revlon Consumer Products Corporation ("Revlon Products") and Revlon, Inc. ("Revlon"). Mr. Perelman also is a director of the following corporations which file reports pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"): Golden State Bancorp Inc., Golden State Holdings Inc., Panavision, Revlon Products, Revlon, and REV Holdings Inc. (On December 27, 1996, Marvel Entertainment Group Inc., Marvel Holdings Inc. ("Marvel Holdings"), Marvel (Parent) Holdings Inc. ("Marvel Parent") and Marvel III Holdings Inc. ("Marvel III"), of which Mr. Perelman was a director on such date, filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code.) Mr. Perelman's term as a director of the Company expires in 2001.

         JAYMIE A. DURNAN (46) has been a director of the Company since 1995 and was Senior Vice President of MacAndrews & Forbes and various affiliates from 1996 to 1999,

Vice President of MacAndrews & Forbes and various affiliates from 1992 to 1996 and Special Counsel to the Chairman of MacAndrews & Forbes from 1995 to 1999. Mr. Durnan was an attorney with the law firm of Marks & Murasi from 1990 to 1992 and a United States Navy officer from 1975 to 1990. Mr. Durnan's term as a director of the Company expires in 2002.

         THEO W. FOLZ (56) has been a director of the Company since 1996. He served as President and Chief Executive Officer from 1996 to 1999 and as Chairman of the Board from 1997 to 1999. Mr. Folz has been President and Chief Executive Officer of Consolidated Cigar Corporation, a leading manufacturer of cigars, pipe tobacco and smokers' accessories, since 1984. Mr. Folz's term as a director of the Company expires in 2001.

         HOWARD GITTIS (66) has been a director of the Company since 1995 and Vice Chairman of MacAndrews & Forbes and various affiliates since 1985. Mr. Gittis also is a director of the following corporations which file reports pursuant to the Exchange Act: Golden State Bancorp Inc., Golden State Holdings Inc., Jones Apparel Group, Inc., Loral Space & Communications Ltd., Panavision, Revlon Products, Revlon, REV Holdings Inc. and Sunbeam Corporation. Mr. Gittis' term as a director of the Company expires in 2000.

         J. ERIC HANSON (53) has been a director of the Company since 1995 and Executive Vice President-Finance and Administration of the Company since 1997. Mr. Hanson was Senior Vice President of MacAndrews & Forbes and various affiliates from 1994 to 1999 and was Vice President of MacAndrews & Forbes and various affiliates from 1993 to 1994. Mr. Hanson's term as a director of the Company expires in 2000.

         ED GREGORY HOOKSTRATTEN (67) has been a director of the Company since 1997. He has been engaged in private law practice, specializing in entertainment law as a partner in Hookstratten & Hookstratten for more than the past five years. Mr. Hookstratten's term as a director expires in 2001.

         LANCE LIEBMAN (58) has been a director of the Company since 1995. Professor Liebman is William S. Beinecke Professor of Law at Columbia Law School and Director of the American Law Institute. He was Dean of Columbia Law School from 1991 to 1996. From 1976 to 1991, Professor Liebman was Professor of Law at Harvard Law School and from 1981 to 1984 also held the position of Associate Dean. Professor Liebman is a director of Greater New York Insurance Co. and Brookfield Financial Properties, Inc. and a Trustee of Tarragon Realty Investors, Inc., a real estate investment trust. Professor Liebman's term as a director of the Company expires in 2002.

         JAMES R. MAHER (50) has been a director, Chairman of the Board, President and Chief Executive Officer of the Company since March 1999. Mr. Maher has held executive positions with MacAndrews & Forbes and various affiliates since 1995 and has been a director and President since 1998. Mr. Maher was Chairman of the Board of Laboratory Corporation of America Holdings ("Lab Corp."), a clinical laboratory company, from 1995 to 1996 and was President and Chief Executive Officer of National Health Laboratories Holdings Inc., a clinical laboratory company and a predecessor to Lab Corp, from 1992 to 1995. Mr. Maher was Vice Chairman of First Boston Corporation, an investment bank, from 1990 to 1992 and a Managing Director of First Boston Corporation from 1982 to 1990. Mr. Maher is a director of the following corporation which files reports pursuant to the Exchange Act:
Panavision. Mr. Maher's term as a director of the Company expires in 2000.

         PAUL M. MEISTER (47) has been a director of the Company since 1995. Mr. Meister has been Vice Chairman of the Board since March 1998 and was Senior Vice President-Chief Financial Officer of Fisher Scientific International, Inc. (scientific instruments, equipment and supplies) ("Fisher") from 1991 to 1998. Mr. Meister is a director of the following corporations which file reports pursuant to the Exchange Act: Fisher Scientific International Inc., The General Chemical Group, Inc., GenTek Inc. and Minerals Technologies, Inc. Mr. Meister's term as a director of the Company expires in 2000.

         BRUCE SLOVIN (64) has been a director of the Company since 1995 and an executive officer of MacAndrews & Forbes and various affiliates since 1980. Mr. Slovin is a director of the following corporations which file reports pursuant to the Exchange Act: Cantel Industries, Inc., Continental Health Affiliates, Inc. and Infu-Tech, Inc. Mr. Slovin's term as a director of the Company expires in 2001.

         STEPHEN G. TAUB (48) has been a director of the Company since 1998. Mr. Taub was elected President and Chief Executive Officer of Mafco Worldwide in 1999 and served as President and Chief Operating Officer of Mafco Worldwide from 1993 to 1999. Mr. Taub was elected Senior Vice President in 1987 and his responsibilities included the manufacturing, botanical and spice operations of Mafco Worldwide, as well as product marketing to the confectionery and pharmaceutical industries in Western Europe. Mr. Taub joined Mafco Worldwide in 1975 as an Industrial Engineer and in 1982 became Vice President of Manufacturing. Mr. Taub's term as a director of the Company expires in 2002.

BOARD OF DIRECTORS AND ITS COMMITTEES

         The Board of Directors has an Executive Committee, an Audit Committee and a Compensation Committee; it does not have a Nominating Committee.

         The Executive Committee consists of Messrs. Perelman, Folz, Gittis and Maher. The Executive Committee may exercise all of the powers and authority of the Board of Directors, except as otherwise provided under the Delaware General Corporation Law. The Audit Committee, consisting of Mr. Meister and Professor Liebman, makes recommendations to the Board of Directors regarding the engagement of the Company's independent auditors, reviews the plan, scope and results of the audit, reviews with the auditors and management the Company's policies and procedures with respect to internal accounting and financial controls and reviews changes in accounting policy and the scope of the non-audit services which may be performed by the Company's independent auditors. The Compensa-tion Committee, consisting of Messrs. Gittis and Hookstratten and Professor Liebman, makes recommendations to the Board of Directors regarding compensation, benefits and incentive arrangements for officers and other key managerial employees of the Company. The Compensation Committee considers and awards options to purchase shares of Common Stock pursuant to the Company's stock option plans.

         During 1999, the Board of Directors held four meetings and the Audit Committee held three meetings. During 1999, the Executive Committee acted five times by unanimous written consent and the Compensation Committee acted once by unanimous written consent and held one meeting.

COMPENSATION OF DIRECTORS

         Directors who are not currently receiving compensation as officers or employees of the Company or any of its affiliates are paid an annual $25,000 retainer fee, payable in monthly installments, plus reasonable out-of-pocket expenses and a fee of $1,000 for each meeting of the Board of Directors or any committee thereof they attend.

EXECUTIVE OFFICERS

         The following table sets forth as of the date hereof the executive officers of the Company and its operating subsidiary, Pneumo Abex Corporation, which operates its licorice and flavors business under the name Mafco Worldwide Corporation ("Mafco Worldwide").

NAME                                    POSITION
----                                    --------

James R. Maher          Chairman, President and Chief Executive Officer
Barry F. Schwartz       Executive Vice President and General Counsel
Todd J. Slotkin         Executive Vice President and Chief Financial Officer
J. Eric Hanson          Executive Vice President-Finance and Administration
William G. Nesbitt      Executive Vice President-Corporate Development
Stephen G. Taub         President and Chief Executive Officer of Mafco Worldwide
Peter W. Grace          Senior Vice President-Finance of Mafco Worldwide
Pramathesh S. Vora      Senior Vice President of Mafco Worldwide

         For biographical information about Messrs. Hanson, Maher and Taub, see "Directors and Director Nominees."

         BARRY F. SCHWARTZ (50) has been Executive Vice President and General Counsel of the Company since 1996. He has been Executive Vice President and General Counsel of MacAndrews & Forbes and various affiliates since 1993 and was Senior Vice President of MacAndrews & Forbes and various affiliates from 1989 to 1993. (On December 27, 1996, Marvel Holdings, Marvel Parent and Marvel III, of which Mr. Schwartz was an executive officer on such date, filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code.)

         TODD J. SLOTKIN (47) has been Executive Vice President and Chief Financial Officer of the Company since 1999. He has been Executive Vice President and Chief Financial Officer of MacAndrews & Forbes and various affiliates since 1999 and was Senior Vice President of MacAndrews & Forbes and various affiliates from 1992 to 1999. Prior to 1992, Mr. Slotkin was Senior Managing Director and Senior Credit Officer of Citicorp.

         WILLIAM G. NESBITT (38) has been Executive Vice President-Corporate Development of the Company since 1999. He has served as an officer of MacAndrews & Forbes and various of its affiliates since 1996 and currently is Senior Vice President. From 1992 to 1995 Mr. Nesbitt was General Partner of Lakeview Partners LP, a private investment partnership which he co-founded and from 1988 to 1992 he was Vice President of Gollust, Tierney & Oliver Incorporated, the general partner of Coniston Partners LP.

         PETER W. GRACE (55) has been Senior Vice President-Finance of Mafco Worldwide since 1993. Mr. Grace joined Mafco Worldwide in 1978 as Controller and was elected Vice President in 1982, responsible for all domestic and international accounting, treasury and MIS functions.

         PRAMATHESH S. VORA (53) has been Senior Vice President of Mafco Worldwide since 1993. Mr. Vora was elected Vice President of Research and Development, including areas of quality control and technical marketing, in 1984 and in 1986, was also given responsibility for international tobacco sales and marketing for Europe, Asia and South America. Mr. Vora joined Mafco Worldwide in 1977 as a chemical engineer, became the Research and Development Manager in 1978 and was given responsibility for Quality Control in 1982.


EXECUTIVE COMPENSATION

         The compensation paid to the Company's Chief Executive Officer and each of the four most highly compensated executive officers of the Company and the Company's principal operating business, for all services rendered during each of the three years ended December 31, 1997, 1998 and 1999 is set forth in the following Summary Compensation Table.

                           SUMMARY COMPENSATION TABLE

                                                                                           LONG-
                                                                                           TERM
                                                                                          COMPEN-
                                                                                          SATION
                                                    ANNUAL COMPENSATION                   AWARDS
                              ------------------------------------------------------------------------------------------

                                                                                         Number of
                                                                                      Securities Un-
                                                                            Other      derlying Op-          All
                                                                           Annual         tions/            Other
Name and                                                                  Compensa-       SARs(b)          Compen-
Principal Position              Year       Salary ($)     Bonus ($)      tion ($)(a)        (#)         sation ($)(c)
------------------              ----       ----------     ---------      -----------        ---         -------------
James R. Maher(d)               1999        250,000          0                0           550,000             0
President and Chief Execu-
tive Officer

Theo W. Folz (e)                1999         35,000          0             29,000            0                0
President and Chief Execu-      1998        390,000       429,000             0              0                0
tive Officer                    1997        360,000       396,000             0           525,000             0

J. Eric Hanson                  1999        437,500          0             24,014            0              4,111
Executive Vice President-       1998        437,500       100,000          34,153            0              3,610
Finance and Administration      1997        425,000       100,000          37,577         250,000           4,194

William G. Nesbitt (f)          1999        250,000       100,000           3,633         250,000             0
Executive Vice President-
Corporate Development

Stephen G. Taub                 1999        600,000       660,000          10,622         200,000           4,378
President and Chief             1998        550,000       605,000             0              0              3,665
Executive Officer of            1997        500,000       550,000             0           150,000           4,914
Mafco Worldwide

Pramathesh S. Vora              1999        222,000       244,200           5,171         50,000            3,838
Senior Vice President of        1998        206,000       226,600             0              0              4,098
Mafco Worldwide                 1997        192,500       211,750             0           50,000            3,892

Peter W. Grace                  1999        186,500       205,150           4,070         35,000            3,873
Senior Vice President-          1998        181,000       199,100             0              0              3,290
Finance of Mafco Worldwide      1997        170,000       187,000             0           35,000            3,557

---------------------
(a) Amounts in Other Annual Compensation represent the costs associated with an automobile furnished to Mr. Hanson and life and disability insurance reimbursements by the Company for Mr. Hanson, Mr. Nesbitt, Mr. Taub, Mr. Vora and Mr. Grace.

(b) Includes stock options granted pursuant to the 2000 Stock Option Plan subject to approval of stockholders: Mr. Maher 550,000, Mr. Nesbitt 250,000 and Mr. Taub 15,000.

(c) Represents, in each case, 401(k) contributions of $3,200 in 1997, $3,200 in 1998 and $3,200 in 1999; the remainder represents the Supplemental Medical and Dental Expense Plan benefits paid by Mafco Worldwide.

(d) Mr. Maher has been President and Chief Executive Officer since March 4, 1999. Salary represents the amount paid to a subsidiary of Mafco Holdings as reimbursement for Mr. Maher's services to the Company.

(e) Mr. Folz served as President and Chief Executive Officer from 1996 through January 22, 1999. The $29,000 paid to Mr. Folz represents fees for his service as a director of the Company.

(f) Mr. Nesbitt has been Executive Vice President-Corporate Development since March 4, 1999.

STOCK OPTION TRANSACTIONS IN 1999

         The following table shows the number of stock options granted in 1999 to executive officers named in the Summary Compensation Table:


                              Number of           Percent of
                                Shares            Total Op-
                              Underlying          tions/SARs                                          Grant Date
                                 Op-              Granted to         Exercise       Expiration      Present Value
                              tions/SARs         Employees in         Price         ----------      -------------
    Name                       Granted           Fiscal Year        ($/Share)          Date             ($)(a)
    ----                       -------           -----------        ---------          ----             ------
Peter W. Grace                  35,000               2.9%             $5.50         11/30/2009         $110,600
James R. Maher(b)              550,000              45.3%             $5.50         11/30/2009        1,738,000
William G. Nesbitt(b)          250,000              20.6%             $5.50         11/30/2009          790,000
Stephen G. Taub                185,000              15.2%             $5.50         11/30/2009          584,600
Stephen G. Taub(b)              15,000               1.2%             $5.50         11/30/2009           47,400
Pramathesh Vora                 50,000               4.1%             $5.50         11/30/2009          158,000

-----------------------

(a) The present value of the options is based on the Black-Scholes option pricing model using the following assumptions: (i) stock price volatility of 32.3%, (ii) risk-free rate of 6.24%, (iii) a dividend yield of 0%, (iv) an exercise price equal to the fair market value on the date of grant, (v) an expected life of ten years and (vi) no discounts for forfeiture or non-transferability.

(b) Includes stock options granted pursuant to the 2000 Stock Option Plan subject to approval of stockholders: Mr. Maher 550,000, Mr. Nesbitt 250,000 and Mr. Taub 15,000.



These stock options are transferable by will, the laws of descent and distribution, and to members of the optionee's immediate family.

AGGREGATED OPTION/SAR EXERCISES IN 1999 AND YEAR END 1999 OPTION/SAR VALUES

         The following table shows, for 1999, the number of stock options exercised and the 1999 year-end value of the options held by the executive officers named in the Summary Compensation Table:


                                                                      Number of Shares       Value of Unexercised
                                                                     Underlying Unexer-        In-the-Money Op-
                                                                     cised Options/SARs       tions/SARs at Year
                         Shares Acquired         Value Real-        at Year End Exercis-         End Exercis-
    Name                 on Exercise (#)           ized ($)          able/Unexercisable       able/Unexercisable
    ----                 ---------------           --------          ------------------       ------------------
Theo W. Folz                     0                      0             350,000/175,000                 0/0
Peter W. Grace                   0                      0              35,000/35,000                  0/0
J. Eric Hanson                   0                      0             166,667/83,333                  0/0
James R.Maher(a)                 0                      0                0/550,000                    0/0
William G. Nesbitt(a)            0                      0                0/250,000                    0/0
Stephen G. Taub(a)               0                      0             161,667/188,333                 0/0
Pramathesh Vora                  0                      0              50,000/50,000                  0/0

--------------------------
(a) Includes stock options granted pursuant to the 2000 Stock Option Plan subject to approval of stockholders: Mr. Maher 550,000, Mr. Nesbitt 250,000 and Mr. Taub 15,000.

                             COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION


         The Compensation Committee is comprised of Messrs. Gittis and Hookstratten and Professor Liebman. The Compensation Committee's duties include determination of the Company's compensation and benefit policies and practices for executive officers and key managerial employees. In accordance with rules established by the Securities and Exchange Commission (the "SEC"), the Company is required to provide certain data and information in regard to the compensation provided to the Company's Chief Executive Officer and the four other most highly compensated executive officers. The Compensation Committee has prepared the following report for inclusion in this Proxy Statement.

         COMPENSATION POLICIES. The overall objectives of the Company's compensation program are to attract and retain the best possible executive talent, to motivate these executives to achieve the goals inherent in the Company's business strategy, to maximize the link between executive and stockholder interests through a stock option plan and to recognize individual contributions as well as overall business results. To achieve these objectives, the Company has developed an overall compensation strategy and specific compensation plans that tie a substantial portion of an executive's compensation to performance.

         The key elements of the Company's compensation program consist of fixed compensation in the form of base salary, and variable compensation in the forms of annual incentive compensation and stock option awards. An executive officer's annual base salary represents the fixed component of such executive officer's total compensation, and variable compensation is intended to comprise a substantial portion of an executive's total annual compensation. The Compensation Committee's policies with respect to each of these elements are discussed below. In addition, while the elements of compensation described below are considered separately, the Compensation Committee takes into account the full compensation package afforded by the Company to the individual, including pension benefits, insurance and other benefits, as well as the programs described below.

         BASE SALARIES. Base salaries for executive officers are determined based upon the Compensation Committee's evaluation of the responsibilities of the position held and the experience of the individual, and by reference to historical levels of salary paid by the Company and its predecessors.

         Salary adjustments are based on a periodic evaluation of the performance of the Company and each executive officer, as well as financial results of the business. The Compensation Committee takes into account the effect any corporate transactions that have been consummated during the relevant year and, where appropriate, also considers non-financial performance measures. These include increases in market share, manufacturing efficiency gains, improvements in product quality and improvements in relations with customers, suppliers and employees.

         ANNUAL INCENTIVE COMPENSATION AWARDS. The variable compensation payable annually to executive officers (including the Chief Executive Officer) generally consists principally of annual incentive compensation awards. Annual incentive compensation is payable pursuant to contractual provisions with certain executives which provide eligibility to receive bonuses under the Company's Performance Bonus Plan. Under the Performance Bonus Plan, the participants are eligible to receive annual performance bonus awards based upon achievement of performance goals established by the Compensation Committee and set forth in their respective employment agreements. Performance goals under the Performance Bonus Plan are based upon the achievement of EBITDA goals set forth in the Company business plan during each calendar year. The payments under the Performance Bonus Plan may not exceed $1,000,000 with respect to any participant in any calendar year and shall not be made unless the Compensation Committee certifies that the performance goals with respect to the applicable year have been met. The annual incentive compensation earned by the executives with respect to 1999 was determined in accordance with such provisions. In addition, executive officers of the Company may be awarded discretionary bonuses by the Compensation Committee.

         OTHER INCENTIVE COMPENSATION AWARDS. The other principal component of executives' compensation is stock options, which are intended as a tool to attract, provide incentive to and retain those executives who make the greatest contribution to the business, and who can have the greatest effect on the long-term profitability of the Company. The exercise price of stock options is set at a price equal to the market price of the Common Stock at the time of the grant. The options therefore do not have any value to the executive unless the market price of the Common Stock rises. The Compensation Committee believes that these stock options more closely align the executives' interests with those of its stockholders, and focus management on building profitability and long-term stockholder value.

         CHIEF EXECUTIVE OFFICER COMPENSATION. Mr. Maher has served as Chief Executive Officer of the Company since March 4, 1999. During the last fiscal year, he received no compensation directly from the Company, other than the stock options under the proposed 2000 Stock Option Plan (see "New Plan Benefits"). These stock options will become effective only after stockholder approval of the 2000 Stock Option Plan.

         Mr. Maher's level of compensation was determined to be appropriate in accordance with the compensation philosophy set forth above and the guidelines of the Compensation Committee. The Compensation Committee believes Mr. Maher's compensation from the Company was appropriate in light of the experience and expertise Mr. Maher brought to the position and the fact that Mr. Maher did not devote full time to his position with the Company, and considering compensation levels of chief executive officers of comparable companies (including, but not limited to, companies comprising the peer group selected for the performance graph, as well as other companies of similar size and with which the Compensation Committee believes the Company competes for executive talent). No specific weight is given by the Compensation Committee to any of the foregoing factors.

         Mr. Folz served as Chief Executive Officer of the Company and the Company's flavors business until January 22, 1999. Mr. Folz's compensation for that period was based upon his compensation for the prior year.

         TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION. The Compensation Committee attempts to ensure full deductibility of compensation in light of the limitation on the deductibility of certain compensation in excess of one million dollars under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Performance Bonus Plan and the Company's stock option plans, described elsewhere in this Proxy Statement, are designed so as to cause stock options and bonuses granted thereunder to be exempt from the limitations contained in such Section 162(m).

                                         THE COMPENSATION COMMITTEE


                                         Howard Gittis, Chairman
                                         Ed Gregory Hookstratten
                                         Lance Liebman


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Compensation Committee consists of Howard Gittis, Ed Gregory Hookstratten and Lance Liebman, none of whom is an officer or employee of the Company or its subsidiaries.

EMPLOYMENT ARRANGEMENTS

         Certain of the executive officers are parties to employment agreements with the Company, its parent or the Company's principal operating subsidiary. The following is a description of certain terms of such agreements.

         Mr. Maher has no employment agreement with the Company and serves at the pleasure of the Board of Directors. He receives no compensation directly from the Company, other than the stock options granted in 1999 subject to shareholder approval of the Company's 2000 Stock Option Plan. The Company reimbursed to a subsidiary of Mafco Holdings a portion of Mr. Maher's salary, as reflected in the compensation table above.

         Mr. Folz had an employment agreement with Mafco Consolidated which included compensation for his duties as Chief Executive Officer of Mafco Worldwide. The portion of compensation allocable to Mafco Worldwide was reimbursed by Mafco Worldwide and is shown in the compensation table above. Mr. Folz received no other benefits from Mafco Worldwide nor was he a participant in the Mafco Worldwide pension plans.

         Mr. Hanson has an employment agreement with the Company which provides for him to be employed through January 31, 2001, although he need not provide any services to the Company pursuant to the Agreement after January 31, 2000. The agreement provides that Mr. Hanson will be paid an annual base salary of not less than $500,000. Because Mr. Hanson allocates a certain portion of his time to the business of an affiliate of the Company, the Company has been reimbursed $25,000 per quarter from such affiliate. Mr. Hanson is also eligible for a discretionary bonus as determined by the Board of Directors. In the event of a breach of the agreement by the Company, Mr. Hanson is entitled to terminate the employment agreement; in that event or in the event that the Company terminates the agreement other than for cause or Mr. Hanson's disability, Mr. Hanson is entitled to receive payment of base salary and the continuation of benefits for the remaining term of the agreement, offset by certain other compensation Mr. Hanson earns during the period.

         Mafco Worldwide entered into an employment agreement with Mr. Taub which provides for him to be employed commencing on September 1, 1996 through December 31, 2000. At any time on or after December 31, 1999, Mafco Worldwide will have the right to give written notice of the non-renewal of the employment term. Upon the giving of such notice, the employment term is automatically extended so that it ends twelve months after the last day of the month in which the notice was given. From and after January 1, 2001, the employment term is extended on a day-to-day basis until Mafco Worldwide gives notice of non-renewal, as described above. Mr. Taub will be paid an annual base salary of not less than $500,000, subject to increase at the discretion of Mafco Worldwide. In addition, Mr. Taub may earn a performance bonus of up to 150% of base salary, subject to an annual maximum of $1 million, pursuant to his participation in the Performance Bonus Plan as set forth in his employment agreement. In the event of a breach of the agreement by Mafco Worldwide, Mr. Taub is entitled to terminate the employment agreement; in that event or in the event that Mafco Worldwide terminates the agreement other than for cause or Mr. Taub's disability, Mr. Taub is generally entitled to receive payment of base salary and bonus and the continuation of benefits for the longer of the remaining term of the agreement or twelve months, offset by any other compensation Mr. Taub earns during this period.

         Mafco Worldwide also entered into employment agreements with Messrs. Grace and Vora which provide for each to be employed commencing on September 1, 1996, through December 31, 1999. At any time on or after December 31, 1998, Mafco Worldwide has the right to give notice of the non-renewal of the employment term. Upon the giving of such notice the employment term is automatically extended so that it ends twelve months after the last day of the month in which the notice was given. From and after January 1, 2000 the employment term is extended on a day-to-day basis until Mafco Worldwide gives notice of non-renewal, as described above. Mr. Grace will be paid an annual base salary of not less that $158,500, subject to increase at the discretion of Mafco Worldwide. Mr. Vora will be paid an annual base salary of not less than $180,000, also subject to increase at the discretion of Mafco Worldwide. In addition, Messrs. Grace and Vora may each earn a performance bonus of up to 150% of base salary, subject to an annual maximum of $1 million, pursuant to their participation in the Performance Bonus Plan as set forth in their respective employment agreements. In the event of a breach of an agreement by Mafco Worldwide, Messrs. Grace and Vora are entitled to terminate their respective employment agreements; in that event or in the event that Mafco Worldwide terminates an agreement other than for cause or disability, the executive is generally entitled to receive payment of base salary and bonus and the continuation of benefits for the longer of the remaining term of the agreement or twelve months, offset by any other compensation the executive earns during this period.

PENSION PLAN FOR SALARIED EMPLOYEES

         The following table sets forth information concerning the estimated annual benefits payable to Messrs. Hanson, Taub, Grace and Vora under Mafco Worldwide's Defined Benefit Pension Plan (the "Salaried Pension Plan") effective as of December 31, 1990, established in replacement of a prior plan. Participants in the Salaried Pension Plan generally include participants under the prior plan and certain salaried employees who are at least age 21 and credited with at least one thousand hours of service in any Plan Year (as defined in the Salaried Pension Plan) since the date such employee commenced employment.

         Benefits to participants vest fully after five years of service and such benefits are determined primarily by a formula taking into account an average final compensation determined by averaging the three consecutive completed calendar years of greatest compensation earned during the participant's service to Mafco Worldwide and the number of years of service attained by the individual participants. Benefits are subject to the maximum limitations imposed by federal law on pension benefits. The annual limitation in 1999 was $130,000 based on a maximum allowable compensation of $160,000. Such compensation is composed primarily of regular base salary, bonus and employers' contributions to qualified deferred compensation plans. Subject to certain restrictions, participants may make voluntary after-tax contributions of up to ten percent of their aggregate compensations. Any such voluntary contributions are fully vested and nonforfeitable at all times.

         Mafco Worldwide has established the Mafco Worldwide Corporation Benefit Restoration Plan (the "Restoration Plan") effective January 1, 1994 which was designed to restore retirement benefits to those employees whose eligible pension earnings were limited to $150,000 under regulations enacted by the Internal Revenue Service. The Omnibus Budget Reconciliation Act of 1993 ("OBRA '93") limited pension benefits under tax qualified plans, based on maximum compensation of $150,000, which will be adjusted annually based upon inflation. Had the enactment of OBRA '93 not limited pension benefits under tax qualified plans, the limit on eligible pension earnings would have been $272,520 in 1999. As of January 1, 1998, the Restoration Plan was amended to increase the maximum eligible pension earnings to $500,000. The Restoration Plan was established to provide pension benefits to those employees who would have lost benefits due to the reduction in the maximum compensation allowed for the calculation of benefits under the Salaried Pension Plan. The Restoration Plan will not be funded and all other vesting and payment rules will follow the Salaried Pension Plan.

         The following table shows estimated annual benefits payable upon retirement under the Salaried Pension Plan and the Restoration Plan:

    HIGHEST
  CONSECUTIVE                           ESTIMATED ANNUAL STRAIGHT LIFE ANNUITY BENEFITS AT
  THREE YEAR                           RETIREMENT WITH INDICATED YEARS OF CREDITED SERVICE
    AVERAGE                            ---------------------------------------------------
 COMPENSATION                15               20                25               30               35
 ------------               ----             ----              ----             ----             ---
   $100,000               $ 24,841         $ 33,122          $ 41,402         $ 41,402          $ 41,402
    150,000                 39,841           53,122            66,402           66,402            66,402
    200,000                 54,841           73,122            91,402           91,402            91,402
    250,000                 69,841           93,122           116,402          116,402           116,402
    300,000                 84,841          113,122           141,402          141,402           141,402
    350,000                 99,841          133,122           166,402          166,402           166,402
    400,000                114,841          153,122           191,402          191,402           191,402
    450,000                129,841          173,122           216,402          216,402           216,402
    500,000+               144,841          193,122           241,402          241,402           241,402

Benefits shown above reflect the straight life annuity benefit form of payment for employees, assume normal retirement at age 65, reflect the deduction for Social Security amounts, but do not reflect the offset for the actuarial equivalent of the benefit derived from the employer contribution account in the 401(k) Plan.

         As of December 31, 1999, credited years of service for each of the following individuals were as follows: Mr. Taub, 24 years; Mr. Hanson, 7 years; Mr. Grace, 22 years; and Mr. Vora, 23 years.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the NYSE. Officers, directors and greater than ten percent owners are required to furnish the Company with copies of all Forms 3, 4 and 5 they file.

         Based solely on the Company's review of the copies of such forms it has received and representations from certain reporting persons that they were not required to file such forms for a specified fiscal year, the Company believes that all its officers, directors and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to transactions during 1999.

COMMON STOCK PERFORMANCE

         The Company's Common Stock commenced trading on the New York Stock Exchange (the "NYSE") on June 16, 1995. The graph and table set forth below present a comparison of cumulative stockholder return through December 31, 1999, assuming reinvestment of dividends, by an investor who invested $100 on June 16, 1995 in each of (i) the Common Stock, (ii) the S & P 500 Composite Index (the "S & P 500 Index") and (iii) a peer group composed of the companies in the Dow Jones Food Index.

                   COMPARISON OF CUMULATIVE TOTAL RETURN AMONG
                       COMPANY COMMON STOCK, THE S & P 500
                       INDEX AND THE DOW JONES FOOD INDEX



                               [graphic ommitted]





Value of Initial Investment        6/16/95        12/31/95        12/31/96       12/31/97        12/31/98       12/31/99
===========================        =======        ========        ========       ========        ========       ========
M & F Worldwide Corp.                $100         $152.38         $142.86        $186.90         $191.67         $96.44
S&P 500 Index                        $100         $114.45         $140.73        $187.68         $241.31        $294.75
Dow Jones Food Index                 $100         $116.26         $124.89        $156.56         $217.18        $149.71

               PROPOSAL 2 - RATIFICATION OF SELECTION OF AUDITORS

         The Audit Committee has selected, subject to ratification by the stockholders, Ernst & Young LLP to audit the accounts of the Company for the fiscal year ending December 31, 2000.

         The ratification of the selection of Ernst & Young LLP will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote. Under applicable Delaware law, in tabulating the votes, abstentions from voting on the ratification of the auditors (including broker non-votes) will be counted and will have the same effect as a vote against the proposal.

         Ernst & Young LLP representatives will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

         THE COMPANY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR 2000.


           PROPOSAL 3 - APPROVE ADOPTION OF THE M & F WORLDWIDE CORP.
                             2000 STOCK OPTION PLAN


         The Board of Directors, has adopted, subject to the approval of the Company's stockholders, the 2000 Stock Option Plan. A maximum of 1,500,000 shares of Common Stock has been reserved for issuance under the 2000 Stock Option Plan, subject to equitable adjustment upon the occurrence of certain corporate events.

         The Board of Directors believes that stockholder approval of adoption of the 2000 Stock Option Plan is necessary to meet the Company's objectives of attracting, retaining and compensating key employees, directors and consultants of the Company and its incorporated and unincorporated subsidiaries. The principal features of the 2000 Stock Option Plan are described below. Although the Company believes that the following summary describes the material terms of the 2000 Stock Option Plan, such summary is qualified in its entirety by reference to the full text of the 2000 Stock Option Plan, a copy of which is attached as Annex A to this Proxy Statement and is incorporated herein by reference.

DESCRIPTION OF THE 2000 STOCK OPTION PLAN.

         Unless otherwise determined by the Board of Directors of the Company, the 2000 Stock Option Plan will be administered by the Compensation Committee, which must consist of two or more members of the Board who are "outside directors" within the meaning of

         Section 162(m) of the Code. The Compensation Committee may, in its discretion, delegate to a subcommittee its duties hereunder, including the grant of stock options and appreciation rights with respect to common stock. The full Board also has the authority, in its discretion, to grant stock options and stock appreciation rights under the 2000 Stock Option Plan and to administer the 2000 Stock Option Plan. For purposes of this Proxy Statement, any entity which performs the duties described herein is referred to as the "Committee." The Committee has full authority, subject to the provisions of the 2000 Stock Option Plan, among other things, to determine the persons to whom options or stock appreciation rights will be granted, to determine the exercise price of the stock options and to prescribe, amend and rescind rules and regulations relating to the 2000 Stock Option Plan.

         Grants of stock options and stock appreciation rights (collectively, "Awards") may be made under the 2000 Stock Option Plan to selected employees, directors (including directors who are not employees) and consultants of the Company and its present or future affiliates, in the discretion of the Committee. Stock options may be either "incentive stock options," as such term is defined in Section 422 of the Code, or nonqualified stock options. The exercise price of a nonqualified stock option may be above, at or below the fair market value per share of Common Stock on the date of grant; the exercise price of an incentive stock option may not be less than the fair market value per share of Common Stock on the date of grant.

         Stock appreciation rights may be granted alone or in tandem with stock options. A stock appreciation right is a right to be paid an amount equal to the excess of the fair market value of a share of Common Stock on the date the stock appreciation right is exercised over either the price per share specified in the applicable Award agreement (in case of a free standing stock appreciation right) or the exercise price of the related stock option (in case of a tandem stock appreciation right), with payment to be made in cash, Common Stock, or both as specified in the Award agreement or determined by the Committee.

         No person may be granted stock options or stock appreciation rights under the 2000 Stock Option Plan in any calendar year representing an aggregate of more than 600,000 shares of Common Stock. Stock options and stock appreciation rights will become exercisable at the times and upon the conditions that the Committee may determine, as reflected in the applicable Award agreement. The exercise period will be determined by the Committee; provided, however, that in the case of an incentive stock option, such exercise period may not exceed ten (10) years from the date of grant of such incentive stock option.

         Except to the extent the Committee provides otherwise, in the event that the employment of a grantee terminates (other than by reason of death or disability), all stock options and stock appreciation rights that are not exercisable at the time of such termination will terminate and all stock options and stock appreciation rights that are exercisable at the time of such termination may be exercised for a period of three months immediately following such termination (but in no case after the Awards expire in accordance with their terms). Except to the extent the Committee provides otherwise, in the event that the employment of a grantee terminates by reason of death or disability, all stock options and stock appreciation rights that are not exercisable at the time of such termination will immediately vest and all stock options and stock appreciation rights may be exercised for a period of one year immediately following such termination (but in no case after the Awards expire in accordance with their terms).

         Except to the extent the Committee provides otherwise, Awards granted under the 2000 Stock Option Plan may not be transferable otherwise than by will or by the laws of descent and distribution. The 2000 Stock Option Plan may, at any time and from time to time, be altered, amended, suspended, or terminated by the Board of Directors, in whole or in part; provided that, unless otherwise determined by the Board, an amendment that requires stockholder approval in order for the 2000 Stock Option Plan to continue to comply with Section 162(m) of the Code or any other law, regulation or stock exchange requirement will not be effective unless approved by the requisite vote of stockholders. In addition, no amendment may be made which adversely affects any of the rights of a grantee under any Award theretofore granted, without such grantee's consent.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF AWARDS

         The following discussion is a brief summary of the principal United States federal income tax consequences under current federal income tax laws relating to Awards under the 2000 Stock Option Plan. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign income and other tax consequences.

         Nonqualified Stock Options. An optionee will not recognize any taxable income upon the grant of a nonqualified stock option and the Company will not be entitled to a tax deduction with respect to the grant of a nonqualified stock option. Upon exercise, the excess of the fair market value of a share of Common Stock on the exercise date over the option exercise price will be taxable as ordinary income to the optionee and will be subject to applicable withholding taxes. The Company will generally be entitled to a tax deduction at such time in the amount of such ordinary income.

         In the event of a sale of a share of Common Stock received upon the exercise of a nonqualified stock option, any appreciation or depreciation after the exercise date generally will be taxed as capital gain or loss and will be long-term capital gain or loss if the requisite holding period for such Common Stock is met.

         Incentive Stock Options. An optionee will not recognize any taxable income at the time of grant or timely exercise of an incentive stock option and the Company will not be entitled to a tax deduction with respect to such grant or exercise. Exercise of an incentive stock option may, however, give rise to taxable compensation income to the optionee and a tax deduction to the Company, if the incentive stock option is not exercised on a timely basis (generally, while the optionee is employed by the Company or within three months after termination of employment) or if the optionee subsequently engages in a "disqualifying disposition," as described below. The amount by which the fair market value of the Common Stock on the exercise date of an incentive stock option exceeds the exercise price generally will increase the optionee's "alternative minimum taxable income."

         A sale or exchange by an optionee of shares acquired upon the exercise of an incentive stock option more than one year after the transfer of the shares to such optionee and more than two years after the date of grant will result in any difference between the net sale proceeds and the exercise price being treated as capital gain (or loss) to the optionee. If such sale or exchange takes place within two years after the date of grant of the incentive stock option or within one year from the date of transfer of the incentive stock option shares to the optionee, such sale or exchange will generally constitute a "disqualifying disposition" of such shares that will have the following results: any excess of (i) the lesser of (a) the fair market value of the shares at the time of exercise and (b) the amount realized on such disqualifying disposition of the shares over (ii) the option exercise price of such shares, will be ordinary income to the optionee, and the Company will be entitled to a tax deduction in the amount of such income. Any further gain or loss after the date of exercise generally will qualify as capital gain or loss and will not result in any deduction by the Company.

         Exercise with Shares. If an optionee uses previously acquired shares of Common Stock to pay the exercise price of an option, the optionee would not ordinarily recognize any taxable income to the extent that the number of new shares of Common Stock received upon exercise of the option does not exceed the number of previously acquired shares so used. If non-recognition treatment applies to the payment for option shares with previously acquired shares, the tax basis of the option shares received without recognition of taxable income is the same as the basis of the shares surrendered as payment. In the case of an incentive stock option, if a greater number of shares of Common Stock is received upon exercise than the number of shares surrendered in payment of the option price, such excess shares will have a zero basis in the hands of the holder. Where a nonqualified stock option is being exercised, the option holder will be required to include in gross income (and the Company will be entitled to deduct) an amount equal to the fair market value of the additional shares on the date the option is exercised less any cash paid for the shares. Moreover, if the stock previously acquired by exercise of an incentive stock option is transferred in connection with the exercise of another option whether or not an incentive stock option, and if, at the time of such transfer, the stock so transferred has not been held for the holding period required in order to receive favorable treatment under the rules governing incentive stock option, then such transfer will be treated as a disqualifying disposition of the shares so transferred.

         Stock Appreciation Rights. The grant of stock appreciation rights has no federal income tax consequences at the time of grant. Upon the exercise of stock appreciation rights, the amount received (or the fair market value of the Common Stock received) is generally taxable as ordinary income, and the Company is entitled to a corresponding deduction. Upon the sale of the Company's Common Stock acquired by the exercise of stock appreciation rights, employees will recognize capital gain or loss (assuming such stock was held as a capital asset) in an amount equal to the difference between the amount realized upon such sale and the fair market value of the stock on the date that governs the determination of such employees' ordinary income.

         Transferred Options: Estate and Gift Taxes. If incentive stock options or nonqualified stock options are held until death, federal and, if applicable, state estate and inheritance taxes would be imposed on the fair market value of the options at the time of death. If, however, the optionee makes a lifetime gift of nonqualified stock options to permitted family members, trusts for their benefit, or other entities, federal and, if applicable, state gift taxes would be imposed on the fair market value of the nonqualified stock options at the time of the completed gift (generally, the time at which all service conditions to exercisability have been satisfied).

         The optionee (or if the optionee is deceased, the optionee's estate), rather than the donee, will recognize ordinary income for federal income tax purposes upon the exercise of the transferred option (just as if there had been no transfer). See "Certain Federal Income Tax Consequences of Awards - Nonqualified Stock Options").

         New Plan Benefits. The following table shows the number of stock options which have been determined to be granted to all persons pursuant to the 2000 Stock Option Plan:


                          Number of Securities
                             Underlying Op-      Exercise Price
     Name                 tion/SARs Granted (a)     ($/Share)    Expiration Date
     ----                 ---------------------     ---------    ---------------
James R. Maher                 550,000               $5.50         11/30/2009
William G. Nesbitt             250,000               $5.50         11/30/2009
Stephen G. Taub                 15,000               $5.50         11/30/2009
All Executive Officers         815,000

---------------------------

(a) Company Common Stock. Closing price on NYSE composite listing on March 29, 2000 was $4.4375.



         THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE ADOPTION OF THE 2000 STOCK OPTION PLAN.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS

         The following table sets forth as of March 24, 2000, the total number of shares of Common Stock beneficially owned, and the percent so owned, by each director of the Company, by each person known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, by the officers named in the summary compensation table and by all directors and officers as a group. The number of shares owned are those "beneficially owned," as determined under the rules of the SEC, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power and any shares of Common Stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security, or pursuant to the automatic termination of power of attorney or revocation of trust, discretionary account or similar arrangement.

                                            Amount and Nature
                                              of Beneficial         Percent of
                                               Ownership(a)            Class
                                            -----------------       ----------
Ronald O. Perelman(b)                             6,648,800            32.17%
  35 East 62nd Street
  New York, NY  10021

Dimensional Fund Advisors Inc.                    1,279,450             6.19%
  1299 Ocean Avenue
  Santa Monica, CA  90401

Artisan Partners Limited Partnership              1,142,400             5.53%
  1000 North Water Street
  Milwaulkee, WI  53202

Jaymie A. Durnan                                        500             *
Theo W. Folz                                        535,000             2.59%
Howard Gittis                                         5,000             *
J. Eric Hanson                                      262,500             1.27%
Ed Gregory Hookstratten                                   0
Lance Liebman                                         2,000             *
James R. Maher                                            0             *
Paul M. Meister                                      76,402             *
Bruce Slovin(c)                                      10,410             *
Stephen G. Taub                                     211,667             1.02%
William G. Nesbitt                                        0             *
Peter W. Grace                                       46,667             *
Pramathesh S. Vora                                   66,667             *
All directors and executive officers              7,865,613            38.07%
  as a group (14 persons)


--------------------
*        Less than 1%.

(a) Includes Common Stock and options exercisable within 60 days. Of the shares shown for each individual listed, the following amounts represent options exercisable within 60 days: Mr. Folz - 525,000; Mr. Hanson - 250,000; Mr. Taub - 211,667; Mr. Grace - 46,667; Mr. Vora -
         66,667.

(b) All of such shares of Common Stock are indirectly owned by Mr. Perelman through Mafco Holdings. The shares owned and shares of intermediate holding companies are or may from time to time be pledged to secure obligations of Mafco Holdings or its affiliates.

(c) Of the shares owned, 5,000 are held in trust for a minor child. Mr. Slovin disclaims beneficial ownership of such 5,000 shares.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


TRANSFER AGREEMENT

         In connection with the merger of Abex, Inc. ("Abex"), currently known as Mafco Consolidated, and a wholly owned subsidiary of Holdings (the "Abex Merger") and the related transfer (the "Transfer") to a subsidiary of Mafco Consolidated of substantially all of Abex's consolidated assets and liabilities with the remainder being retained by the Company, the Company, a subsidiary of Abex, Pneumo Abex and PCTI entered into a Transfer Agreement (the "Transfer Agreement"). The Transfer Agreement provides for appropriate transfer, indemnification and tax sharing arrangements, in a manner consistent with applicable law and existing contractual arrangements.

         The Transfer Agreement requires such subsidiary of Mafco Consolidated to undertake certain administrative and funding obligations with respect to certain asbestos claims and other liabilities retained by the Company. The Company will be obligated to make reimbursement for the amounts so funded only when amounts are received by the Company under related indemnification and insurance arrangements. Such administrative and funding obligations would be terminated as to asbestos products claims in the case of a bankruptcy of Pneumo Abex or the Company or of certain other events affecting the availability of coverage for such claims from third party indemnitors and insurers. The Transfer Agreement further provides that Mafco Consolidated will indemnify the Company with respect to all environmental matters associated with Abex's former operations to the extent not paid by third party indemnitors or insurers, other than the operations relating to the Company's aerospace business which was sold to Parker Hannifin Corporation in April 1996. The Transfer Agreement also provides for certain funding, indemnification and cooperation arrangements between the Company and such subsidiary of Mafco Consolidated in respect of certain liabilities which may arise under the Employee Retirement Income Security Act of 1974 in respect of the sale of Abex Friction Products in 1994.

REGISTRATION RIGHTS AGREEMENT

         In connection with the Abex Merger, Mafco Consolidated and the Company entered into a Registration Rights Agreement providing Mafco Consolidated with the right to require the Company to use its best efforts to register under the Securities Act of 1933, as amended (the "Securities Act"), and the securities or blue sky laws of any jurisdiction designated by Mafco Consolidated all or a portion of the issued and outstanding Common Stock, if any, retained (the "Retained Shares") by Mafco Consolidated in the Abex Merger (as a result of the exercise of appraisal rights) or issuable upon conversion (the "Conversion Shares") of the Series A Preferred Stock (collectively, the "Registrable Shares"). Such demand rights are subject to the conditions that the Company is not required to (i) effect a demand registration in the first year following the effective time of the Abex Merger other than in respect of the Retained Shares,
(ii) effect a demand registration more than once in any 12 month period, (iii) effect more than one demand registration with respect to the Retained Shares and two demand registrations with respect to the Conversion Shares, or (iv) file a registration statement during periods (not to exceed three months) (a) when the Company is contemplating a public offering, (b) when the Company is in possession of certain material nonpublic information, or (c) when audited financial statements are not available and their inclusion in a registration statement is required. In addition, and subject to certain condi-tions described in the Registration Rights Agreement, if at any time the Company proposes to register under the Securities Act an offering of Common Stock or any other class of equity securities, then Mafco Consolidated will have the right to require the Company to use its best efforts to effect the registration under the Securities Act and the securities or blue sky laws of any jurisdiction designated by Mafco Consolidated of all or a portion of the Registrable Shares as designated by Mafco Consolidated. The Company is responsible for all expenses relating to the performance of, or compliance with, the Registration Rights Agreement except that Mafco Consolidated is responsible for underwriters' discounts and selling commissions with respect to the Registrable Shares being sold. In subsequent amendments to the Registration Rights Agreement, the Company has agreed that shares of Common Stock acquired from time to time by Mafco Consolidated will be treated as "Registrable Shares."

AFFILIATE PAYMENTS

         The Company paid a subsidiary of Mafco Holdings $250,000 to reimburse to it a portion of Mr. Maher's salary expense in 1999 representing time devoted by him to the affairs of the Company. The Company received from a subsidiary of Mafco Holdings $100,000 to reimburse to it a portion of Mr. Hanson's salary expense in 1999 representing time devoted by him to the affairs of such subsidiary of Mafco Holdings.


                             ADDITIONAL INFORMATION

         The Company will make available a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 1999 and any Quarterly Reports on Form 10-Q filed thereafter, without charge, upon written request to the Secretary, M&F Worldwide, 35 East 62nd Street, New York, New York 10021. Each such request must set forth a good faith representation that, as of the Record Date, March 24, 2000, the person making the request was a beneficial owner of Common Stock entitled to vote.

         In order to ensure timely delivery of such documents prior to the Annual Meeting, any request should be received by the Company promptly.

                              STOCKHOLDER PROPOSALS

         Under the rules and regulations of the SEC as currently in effect, any holder of at least $2,000 in market value of Common Stock who has held such securities for at least one year and who desires to have a proposal presented in the Company's proxy material for use in connection with the Annual Meeting of stockholders to be held in 2001 must transmit that proposal (along with his or her name, address, the number of shares of Common Stock that he or she holds of record or beneficially, the dates upon which the securities were acquired, documentary support for a claim of beneficial ownership and a statement of willingness to hold such Common Stock through the date of the 2001 meeting) in writing as set forth below. Proposals of stockholders intended to be presented at the next annual meeting must be received by the Secretary, M&F Worldwide Corp., 35 East 62nd Street, New York, New York 10021, not later than November 30, 2000.


                                 OTHER BUSINESS

         The Company knows of no other matters which may come before the annual meeting. However, if any such matters properly come before the meeting, the individuals named in the proxies will vote on such matters in accordance with their best judgment.

March 31, 2000
                                      By Order of the Board of Directors



                                      M & F WORLDWIDE CORP.

                                                                         ANNEX A


                              M & F WORLDWIDE CORP.
                             2000 STOCK OPTION PLAN

1.       PURPOSE

         This M & F Worldwide Corp. 2000 Stock Option Plan (the "Plan") is intended to encourage stock ownership by employees, directors and consultants of M & F Worldwide Corp. (the "Company") and Affiliate Corporations (as defined in
Section 2(a)), so that they may acquire or increase their proprietary interest in the Company, and to encourage such employees, directors and consultants to remain in the employ or service of the Company and to put forth maximum efforts for the success of the business of the Company. It is further intended that options granted pursuant to Section 6 of the Plan shall constitute "incentive stock options" ("Incentive Stock Options") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder (the "Code"), and options granted pursuant to Section 7 of the Plan shall constitute "nonqualified stock options" ("Nonqualified Stock Options"). Stock appreciation rights ("Rights") related to stock options granted under the Plan ("Options"), and Rights that are not related to Options, may be granted under the Plan, as hereinafter set forth.

2.       DEFINITIONS

         As used in the Plan, the following words and phrases shall have the meanings indicated:

         (a) "Affiliate Corporation" shall mean any corporation, directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with the Company.

         (b) "Disability" shall mean an Optionee's inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

         (c) "Fair Market Value" per share as of a particular date shall mean
(i) the closing price per share of Common Stock (as defined in Section 5) on a national securities exchange or on the NASDAQ stock market for the last preceding date on which there was a sale of Common Stock on such exchange, or
(ii) if the shares of Common Stock are then traded on any other over-the-counter market, the average of the closing bid and asked prices for the shares of Common Stock in such over-the-counter market for the last preceding date on which there was a sale of Common Stock in such market or (iii) if the shares of Common Stock are not then listed on a national securities exchange or traded in an over-the-counter market, such value as the Committee in its discretion may determine.

         (d) Parent Corporation" shall mean any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, at the time of granting an Option, each of such corporations (other than the Company) owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

         (e) "Subsidiary Corporation" shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of granting an Option, each of such corporations (other than the last corporation in an unbroken chain) owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

         (f) "Ten Percent Stockholder" shall mean an Optionee who, at the time an Incentive Stock Option is granted, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of its Parent or Subsidiary Corporations.

3.       ADMINISTRATION

         Unless otherwise determined by the Board of Directors of the Company (the "Board"), the Plan shall be administered by a committee appointed by the Board ("Compensation Committee"), which shall consist of two or more members of the Board who are "outside directors" within the meaning of section 162(m) of the Code. The Compensation Committee may, in its discretion, delegate to a subcommittee its duties hereunder, including the grant of Options and Rights. The full Board shall also have the authority, in its discretion, to grant Options and Rights under the Plan and to administer the Plan. For all purposes under the Plan, any entity which performs the duties described herein, shall be referred to as the "Committee."

         The Committee shall have the authority in its discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to grant Options and Rights; to determine which Options shall constitute Incentive Stock Options and which Options shall constitute Nonqualified Stock Options; to determine which Options, if any, shall be accompanied by Rights; to determine the purchase price of the shares of Common Stock covered by each Option (the "Option Price"); to determine the persons to whom, and the time or times at which, Options shall be granted; to determine the number of shares to be covered by each Option; to interpret the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of the Option Agreements and Award Agreements (which need not be identical) entered into in connection with Options and Rights granted under the Plan; and to make all other determinations deemed necessary or advisable for the administration of the Plan. The Committee may delegate to one or more of its members or to one or more agents such administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan.

         No member of the Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Option or Right granted hereunder.

4.       ELIGIBILITY

         Options or Rights, or both, may be granted to key employees (including, without limitation, officers) and directors (whether or not such directors are employees) of, or consultants to, the Company or its present or future Affiliate Corporations, except that Incentive Stock Options shall be granted only to individuals who, on the date of such grant, are employees of the Company or a Parent Corporation or a Subsidiary Corporation. In determining the persons to whom Options and Rights shall be granted and the number of shares to be covered by each Option and any Rights, the Committee shall take into account the duties of the respective persons, their present and potential contributions to the success of the Company and such other factors as the Committee shall deem relevant in connection with accomplishing the purpose of the Plan. A person to whom an Option or a Right has been granted hereunder is sometimes referred to herein as an "Optionee."

5.       STOCK

         The stock subject to Options and Rights hereunder shall be shares of the Company's common stock, par value $0.01 per share ("Common Stock"). Such shares may, in whole or in part, be authorized but unissued shares or shares that shall have been or that may be reacquired by the Company. The aggregate number of shares of Common Stock with respect to which Options and Rights may be granted from time to time under the Stock Plan shall not exceed 1,500,000. No person may be granted Options or Rights under the Plan during any calendar year with respect to more than 600,000 shares of Common Stock. The limitations established by the preceding two sentences shall be subject to adjustment as provided in Section 8(h).

6.       INCENTIVE STOCK OPTIONS

         Options granted pursuant to this Section 6 are intended to constitute Incentive Stock Options and shall be subject to the following special terms and conditions, in addition to the general terms and conditions specified in Section 8.

         (a) Value of Shares. The aggregate Fair Market Value (determined as of the date the Incentive Stock Option is granted) of the shares of Common Stock with respect to which Options granted under the Plan and all other option plans of the Company, any Parent Corporation and any Subsidiary Corporation become exercisable for the first time by an Optionee during any calendar year shall not exceed $100,000.

         (b) Ten Percent Stockholder. In the case of an Incentive Stock Option granted to a Ten Percent Stockholder, (i) the Option Price shall not be less than one hundred ten percent (110%) of the Fair Market Value of a share of Common Stock on the date of grant of such Incentive Stock Option, and (ii) the exercise period shall not exceed five (5) years from the date of grant of such Incentive Stock Option.

7.       NONQUALIFIED STOCK OPTIONS

         Options granted pursuant to this Section 7 are intended to constitute Nonqualified Stock Options and shall be subject only to the general terms and conditions specified in Section 8.

8.       TERMS AND CONDITIONS OF OPTIONS

         Each Option granted pursuant to the Plan shall be evidenced by a written stock option agreement ("Option Agreement") between the Company and the Optionee, which shall comply with and be subject to the following terms and conditions:

         (a) Number of Shares. Each Option Agreement shall state the number of shares of Common Stock to which the Option relates.

         (b) Option Price. Each Option Agreement shall state the Option Price per share of Common Stock, which, in the case of Incentive Stock Options, shall be not less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the date of grant of the Option. The Option Price shall be subject to adjustment as provided in Section 8(h).

         (c) Medium and Time of Payment. The Option Price shall be paid in full, at the time of exercise, in cash or in shares of Common Stock having a Fair Market Value equal to the Option Price or in a combination of cash and such shares, and may be effected in whole or in part with monies borrowed from the Company pursuant to repayment terms and conditions as shall be determined from time to time by the Committee, in its discretion, separately with respect to each exercise of Options and each Optionee; provided, however, that each such method and time for payment and each such borrowing and terms and conditions of security, if any, and repayment shall be permitted by and be in compliance with applicable law.

         (d) Term and Exercise of Options. Options shall be exercisable over the exercise period as and at the times and upon the conditions that the Committee may determine, as reflected in the Option Agreement; provided, however, that the Committee shall have the authority to accelerate the exercisability of any outstanding Option at such time and under such circumstances as it, in its sole discretion, deems appropriate. The exercise period shall be determined by the Committee; provided, however, that in the case of an Incentive Stock Option, such exercise period shall not exceed ten (10) years from the date of grant of such

Incentive Stock Option. The exercise period shall be subject to earlier termination as provided in Section 8(e) and 8(f). An Option may be exercised, as to any or all full shares of Common Stock as to which the Option has become exercisable, by giving written notice of such exercise to the Company; provided, however, that an Option may not be exercised at any time as to fewer than 100 shares (or such number as to which the Option is then exercisable if such number of shares is less than 100).

         (e) Termination of Employment or Service. Except as provided in this
Section 8(e) and in Section 8(f), an Option may not be exercised unless the Optionee is then in the employ of, or a director of, or a consultant to (1) the Company, (2) an Affiliate Corporation or (3) a corporation issuing or assuming the Option in a transaction to which Section 424(a) of the Code applies or a Parent Corporation or Subsidiary Corporation of the corporation described in clauses (1), (2) or (3) above in this Section 8(e) (any such corporation, an "Employer") and unless the Optionee has remained continuously employed or in service with an Employer since the date of grant of the Option. Unless otherwise determined by the Committee, in the event that the employment or service of an Optionee shall terminate other than by reason of death or Disability (and regardless of whether the Optionee is entitled to any contractual or severance payments with respect to such termination), then all Options of such Optionee that are not exercisable as of the date of such termination shall terminate as of the date of termination and all exercisable Options shall (unless earlier terminated in accordance with their terms) remain exercisable for a period of three months immediately following the date of termination and shall terminate thereafter. Nothing in the Plan or in any Option or Right granted pursuant hereto shall confer upon an individual any right to continue in the employ of, or as a director of, or a consultant to an Employer or interfere in any way with the right of an Employer to terminate such employment or service at any time.

         (f) Death or Disability of Optionee. Unless otherwise determined by the Committee, if an Optionee shall die while employed by, or a director of, or a consultant to an Employer, or if the Optionee's employment or service shall terminate by reason of Disability, any unvested Options shall become fully vested and exercisable as of the date of termination and all such Options and all other Options that are exercisable as of such date shall (unless earlier terminated in accordance with their terms) remain exercisable for a period of one year immediately following the date of such death or termination by reason of Disability and shall terminate thereafter.

         (g) Nontransferability of Options. Unless otherwise determined by the Committee, the Options shall not be transferable otherwise than by will or by the laws of descent and distribution, and Options may be exercised, during the lifetime of the Optionee, only by the Optionee or by the guardian or legal representative of the Optionee. Without limiting the generality of the foregoing, the Committee may, in the manner established by the Committee, provide for the irrevocable transfer, without payment of consideration, of any Option other than any Incentive Stock Option by an Optionee to a member of such Optionee's Immediate Family (as defined below) or to the Optionee's Affiliates (as defined below). In such case, the Option shall be exercisable only by such transferee. "Immediate Family" refers to children, grandchildren, and spouse of the Optionee or one or more trusts for the benefit of such family members or partnerships in which such family members are the only partners. "Affiliate" refers to any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Optionee.

         (h)  Effect of Certain Changes.

                  (1) In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, stock, or other property), recapitalization, stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects the Common Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Optionees under the Plan, then the Committee shall make such equitable changes or adjustments as it deems necessary or appropriate to any or all of (i) the number and kind of shares of Common Stock or other property (including cash) that may thereafter be issued in connection with Options and Rights, (ii) the number and kind of shares of Common Stock or other property (including cash) issued or issuable in respect of outstanding Options and Rights, (iii) the exercise price of Options or the applicable market value of Rights; provided that, with respect to Incentive Stock Options, such adjustment shall be made in accordance with Section 424(h) of the Code and (iv) the aggregate and individual limitations applicable to Options and Rights; provided, however, that, in all cases, any fractional shares resulting from adjustment shall be eliminated.

                  (2) In the event of a change in the Common Stock of the Company as presently constituted, which is limited to a change of all of its authorized shares with par value into the same number of shares with a different par value or without par value, the shares resulting from any such change shall be deemed to be the Common Stock within the meaning of the Plan.

                  (3) The foregoing adjustments shall be made by the Committee, whose determination shall be final, binding and conclusive.

         (i) Rights as a Stockholder. An Optionee or a transferee of an Option shall have no rights as a stockholder with respect to any shares covered by the Option until the date of the issuance of a stock certificate to him or her for such shares. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distribution of other rights for which the record date is prior to the date such stock certificate is issued, except as provided in Section 8(h).

         (j) Other Provisions. The Option Agreements authorized under the Plan shall contain such other provisions, including, without limitation, (i) the granting of Rights, (ii) the imposition of restrictions upon the exercise of an Option and (iii) in the case of an Incentive Stock Option, the inclusion of any condition not inconsistent with such Option's qualifying as an Incentive Stock Option, as the Committee shall deem advisable.

9.       STOCK APPRECIATION RIGHTS

         (a) Grant and Exercise. Rights may be granted either alone ("Free Standing Rights") or in conjunction with all or part of any Option granted under the Plan ("Related Rights"). In the case of a Nonqualified Stock Option, Related Rights may be granted either at or after the time of the grant of such Option. In the case of an Incentive Stock Option, Related Rights may be granted only at the time of the grant of the Incentive Stock Option.

         A Related Right or applicable portion thereof granted with respect to any Option shall terminate and no longer be exercisable upon the termination or exercise of the related Option, except that, unless otherwise determined by the Committee, a Related Right granted with respect to less than the full number of shares covered by a related Option shall only be reduced if and to the extent that the number of shares covered by the exercise or termination of the related Option exceeds the number of shares not covered by the Right immediately prior to such termination or exercise.

         A Related Right may be exercised in accordance with paragraph (b) of this Section 9, by surrendering the applicable portion of the related Option. Upon such exercise and surrender, the Optionee shall be entitled to receive an amount determined in the manner prescribed in paragraph (b) of this Section 9. Options which have been so surrendered, in whole or in part, shall no longer be exercisable to the extent the Related Rights have been exercised.

         (b) Terms and Conditions. Rights shall be subject to such terms and conditions not inconsistent with the provisions of the Plan as shall be determined from time to time by the Committee, including the following:

                  (1) Related Rights shall be exercisable only at such time or times and to the extent that the Options to which the Related Rights relate shall be exercisable in accordance with the provisions of Sections 6, 7 and 8 and this Section 9 of the Plan.

                  (2) Upon the exercise of a Related Right, an Optionee shall be entitled to receive up to, but not more than, an amount in cash or shares of Common Stock equal in value to the excess of the Fair Market Value of one share of Common Stock over the Option Price per share specified in the related Option multiplied by the number of shares in respect of which the Related Right shall have been exercised, with the Committee having the right to determine the form of payment.

                  (3) Unless otherwise determined by the Committee, Related Rights shall be transferable only when and to the extent (and subject to the same restrictions) that the underlying Option would be transferable under Section 8(g) of the Plan.

                  (4) Upon an exercise of a Related Right, the Option or part thereof to which the Related Right relates shall terminate but the number of shares available for issuance set forth in Section 5 of the Plan shall be reduced only by the number of shares actually issued upon the exercise of such Related Right.

                  (5) A Related Right granted in connection with an Incentive Stock Option may be exercised only if and when the market price of the Common Stock subject to the Incentive Stock Option exceeds the exercise price of such Option.

                  (6) Each Free Standing Right granted pursuant to the Plan shall be evidenced by a written award agreement ("Award Agreement") between the Company and the recipient. Free Standing Rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at or after grant thereof.

                  (7) The term of each Free Standing Right shall be fixed by the Committee.

                  (8) Upon the exercise of a Free Standing Right, a recipient shall be entitled to receive up to, but not more than, an amount in cash or shares of Common Stock equal in value to the excess of the Fair Market Value of one share of Common Stock over the price per share specified in the Award Agreement multiplied by the number of shares in respect of which such Right is being exercised, with the Committee having the right to determine the form of payment.

                  (9) Unless otherwise determined by the Committee, Free Standing Rights shall not be transferable otherwise than by will or by the laws of descent and distribution, and may be exercised, during the lifetime of the recipient, only by the recipient or by the guardian or legal representative of the recipient.

                  (10) In the event of the termination of employment or service of a recipient of a Free Standing Right or the death, disability or retirement of such recipient of a Free Standing Right, such Free Standing Right shall be exercisable to the same extent that an Option would have been exercisable in accordance with the provisions of Sec-tions 8(e) and (f), in the event of the termination of employment or service or the death, disability or retirement of the Optionee.

10.      AGREEMENT BY OPTIONEE REGARDING WITHHOLDING TAXES

         If the Committee shall so require as a condition of exercise, each Optionee shall agree that

                  (a) no later than the date of exercise of any Option or Right granted hereunder, the Optionee will pay to the Company or make arrangements satisfactory to the Committee regarding payment of any federal, state or local taxes of any kind required by law to be withheld upon the exercise of such Option or Right; and

                  (b) the Company shall have the right, to the extent permitted or required by law, to deduct from any payment of any kind otherwise due to the Optionee, federal, state and local taxes of any kind required by law to be withheld upon the exercise of such Option or Right.

11.      TERM OF PLAN

         Options and Rights may be granted pursuant to the Plan from time to time within a period of ten (10) years from the date the Plan is adopted by the Board.

12.      AMENDMENT AND TERMINATION OF THE PLAN

         The Board at any time and from time to time may suspend, terminate, modify or amend the Plan; provided, however, that, unless otherwise determined by the Board, an amendment that requires stockholder approval in order for the Plan to continue to comply with Section 162(m) of the Code or any other law, regulation or stock exchange requirement shall not be effective unless approved by the requisite vote of stockholders. Except as provided in Section 8, no suspension, termination, modification or amendment of the Plan may adversely affect any Option or Right previously granted, unless the written consent of the Optionee is obtained.

13.      EFFECTIVENESS; APPROVAL OF STOCKHOLDERS

         The Plan shall take effect upon its adoption by the Board or the Compensation Committee, but its effectiveness and the exercise of any Options or Rights shall be subject to the approval of the stockholders of the Company, which approval must occur within twelve (12) months after the date the Plan is adopted by the Board.

14.      EFFECT OF HEADINGS

         The section and subsection headings contained herein are for convenience only and shall not affect the construction of the Plan.

15.      COMPLIANCE WITH CERTAIN LAWS

         This Plan is intended to comply with the requirements of Section 162(m) of the Code and shall be interpreted accordingly.

                                              ------------------------------
                                                WHEN PROXY IS OKAYED PLEASE
                                                    SIGN & DATE IT ABOVE













--------------------------------------------------------------------------------
PROXY                         M & F WORLDWIDE CORP.
                                  COMMON STOCK
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                 FOR ANNUAL MEETING TO BE HELD ON MAY 18, 2000


     The undersigned appoints Glenn P. Dickes, Barry F. Schwartz and Todd J. Slotkin, and each of them, attorneys and proxies, each with power of substitution, to vote all shares of Common Stock of M & F Worldwide Corp. ("MFW") that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of MFW to be held on May 18, 2000 on the proposals set forth on the reverse side hereof and on such other matters as may properly come before the meeting and any adjournments or postponements thereof.

     THE PROXY HOLDERS WILL VOTE THE SHARES REPRESENTED BY THIS PROXY IN THE MANNER INDICATED ON THE REVERSE SIDE HEREOF. UNLESS A CONTRARY DIRECTION IS INDICATED, THE PROXY HOLDERS WILL VOTE SUCH SHARES "FOR" ELECTION OF THE PERSONS NOMINATED AS DIRECTORS BY THE BOARD OF DIRECTORS AND "FOR" PROPOSALS 2, 3 AND 4. IF ANY FURTHER MATTERS PROPERLY COME BEFORE THE ANNUAL MEETING, IT IS THE INTENTION OF THE PERSONS NAMED ABOVE TO VOTE SUCH PROXIES IN ACCORDANCE WITH THEIR BEST JUDGMENT.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                                                                   -------------
                                                                    SEE REVERSE
                                                                       SIDE
                                                                   -------------
--------------------------------------------------------------------------------

                                                --------------------------------
                                                   WHEN PROXY IS OKAYED PLEASE
                                                       SIGN & DATE IT ABOVE



                        PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF STOCKHOLDERS
                             M & F WORLDWIDE CORP.

                                  MAY 18, 2000



                Please Detach and Mail in the Envelope Provided


A [X] PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

                                                                 WITHHOLD
                                                                AUTHORITY
                                                 FOR           to vote for
                                             all nominees      all nominees

1. To elect as directors of M & F
Worldwide Corp. for terms expiring               [ ]                [ ]
in 2003 and until their successors
are duly elected and qualified.
Withhold for the following only: (Write the name of the nominee(s) in the space below.)


---------------------------------------------------

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSALS:

NOMINEES:
   Howard Gittis
   J. Eric Hanson
   James R. Maher
   Paul M. Meister

                                                  FOR     AGAINST    ABSTAIN

2. To ratify the appointment of Ernst &
   Young LLP as independent certified
   public accountants of M & F Worldwide          [ ]       [ ]        [ ]
   Corp. for the fiscal year ending
   December 31, 2000.

3. To approve adoption of the M & F
   Worldwide Corp. 2000 Stock Option              [ ]       [ ]        [ ]
   Plan.

4. To transact such other business as
   may properly come before the Annual            [ ]       [ ]        [ ]
   Meeting and any adjournments or
   postponements thereof.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY PROMPTLY USING THE ENCLOSED
ENVELOPE.


SIGNATURE                                                    DATE
          ---------------------------------------------------     --------------
NOTE: Please sign exactly as name appears hereon. If a joint account, each joint owner must sign. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing.